                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 17, 1999 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders, which is incorporated by reference in PAREXEL International Corporation's Annual Report on Form 10-K for the year ended June 30, 1999. We also consent to the application of our report dated August 17, 1999 to the financial statement schedule for the three years ended June 30, 1999 listed under Item 14(a) of such Annual Report on Form 10-K when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report included this financial statement schedule.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
May 9, 2000